Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

between

WESTPAC BANKING CORPORATION

and

THE BANK OF NEW YORK MELLON

(as successor to The Chase Manhattan Bank)

as Trustee

Dated as of

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of    ,        (the “First Supplemental Indenture”), between WESTPAC BANKING CORPORATION (ABN 33 007 457 141), a company incorporated in the Commonwealth of Australia under the Corporations Act 2001 of Australia and registered in New South Wales (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as successor to The Chase Manhattan Bank, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and The Chase Manhattan Bank are parties to a Senior Indenture, dated as of July 1, 1999 (the “Base Indenture” and as amended and supplemented by this First Supplemental Indenture, the “Indenture”), relating to the issuance from time to time by the Company of Securities in one or more series as therein provided;

WHEREAS, the Trustee has succeeded The Chase Manhattan Bank as trustee under the Base Indenture;

WHEREAS, Section 8.1(5) of the Base Indenture provides that the Company may enter into a supplemental indenture to change or eliminate any of the provisions of the Base Indenture, provided that change or elimination shall become effective only with respect to any series of Securities which has not been issued as of the execution of such supplemental indenture or when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

WHEREAS, the Company deems it advisable to enter into this First Supplemental Indenture for the purpose of amending and supplementing certain provisions of the Base Indenture; and

WHEREAS, all conditions and requirements of the Base Indenture necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          General Definitions.  For purposes of this First Supplemental Indenture:

(a)                 Capitalized terms used herein without definition shall have the meanings specified in the Base Indenture;

(b)                 All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Base Indenture; and

(c)                  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II
AMENDMENTS TO BASE INDENTURE

Section 2.01          Amendment to Section 5.15.  Section 5.15 of the Base Indenture is hereby amended and restated, with respect to all series of Securities issued after the date hereof, to read in its entirety as follows:

“Waiver of Sovereign Immunity.  To the extent that the Company or any properties, assets or revenues of the Company may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with any Security or any series of this Indenture, the Company, to the extent permitted by applicable law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consent to such relief and enforcement, provided, however, that nothing herein shall affect the applicability of:

(1)           Section 13A of the Banking Act 1959 of the Commonwealth of Australia (the “Australian Banking Act”), which provides that in the event of a bank such as the Company becoming unable to meet its obligations or suspending payment thereof, the assets of such bank in the Commonwealth of Australia shall be available to meet, in priority to all other liabilities of the Company:

(i)                                     first, certain obligations of the Company to the Australian Prudential Regulation Authority (“APRA”) (if any) arising under Division 2AA of

Part II of the Australian Banking Act in respect of amounts payable by APRA to holders of protected accounts in connection with the financial claims scheme (the “FCS”), established under the Australian Banking Act;

(ii)                                  second, APRA’s costs (if any) in exercising its powers and performing its functions relating to the Company in connection with the FCS; and

(iii)                               third, the Company’s deposit liabilities in Australia.

(2)           Section 86 of the Reserve Bank Act 1959 of the Commonwealth of Australia, which provides, in a winding-up of a bank such as the Company, that debts due to the Reserve Bank of Australia by a bank such as the Company shall, subject to Section 13A of the Australian Banking Act, have priority over all other debts of such bank other than debts due to the Commonwealth of Australia; and

(3)           Section 16 of the Australian Banking Act, which provides, in a winding-up of a bank such as the Company, that, subject to Section 13A of the Australian Banking Act, specified debts due to the APRA have priority over all other unsecured debts of the bank.”

Section 2.02          Amendments to Section 7.1.  Section 7.1 of the Base Indenture is hereby amended and restated, with respect to all series of Securities issued after the date hereof, to read in its entirety as follows:

“Consolidation, Merger or Sale of Assets Permitted.  The Company may not merge or consolidate with or into any other Person or sell, convey or transfer all or substantially all of its assets to any Person, unless (i) (A) in the case of such merger or consolidation, the Company is the surviving Person or (B) the Person formed by such consolidation or into which the Company is merged, or the Person that acquires by sale, conveyance or transfer, the assets of the Company expressly assumes by supplemental indenture delivered to the Trustee all the obligations of the Company under the Securities and any coupons appertaining thereto and under this Indenture, (ii) immediately thereafter, giving effect to such merger or consolidation, or such sale, conveyance or transfer, no Event of Default shall have occurred and be continuing and (iii) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such merger, consolidation, sale, conveyance or transfer complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with (which Opinion of Counsel may rely on such Officers’ Certificate with respect to compliance with the preceding clause (ii)).  In the event of the assumption by a successor Person of the obligations of the Company as provided in clause (i)(B) of the immediately preceding sentence, such successor Person shall succeed to and be substituted for the Company hereunder and under the Securities and any coupons appertaining thereto and all such obligations of the Company shall terminate and, if such successor Person is organized under the laws of a country other than the Commonwealth of Australia or a political subdivision of a country other than the

Commonwealth of Australia, references in Section 9.8(a) hereof (except clause (7) thereof) to “Commonwealth of Australia” shall be treated as references to both the Commonwealth of Australia and the country in which such successor Person is organized or resident (or deemed resident for tax purposes).”

Section 2.03          Amendments to Section 9.8.  Section 9.8 of the Base Indenture is hereby amended and restated, with respect to all series of Securities issued after the date hereof, to read in its entirety as follows:

“Payment of Additional Amounts.  (a) All payments in respect of the Securities shall be made without withholding or deduction for, or on account of, any taxes, assessments or other governmental charges (“relevant tax”) imposed or levied by or on behalf of the Commonwealth of Australia or any political subdivision or authority in or of the Commonwealth of Australia, unless the withholding or deduction is required by law.  In that event, the Company will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the Holder of the Securities, after such withholding or deduction, will equal the amount that the Holder would have received in respect of the Securities without such withholding or deduction.  However, the Company will pay no Additional Amounts for or on account of:

(1)                                 any relevant tax that would not have been imposed but for the fact that the Holder, or the beneficial owner, of the Securities was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the Commonwealth of Australia or any political subdivision or taxing authority thereof or therein or otherwise had some connection with the Commonwealth of Australia or any political subdivision or taxing authority thereof or therein other than merely holding such Securities, or receiving payments under such Securities;

(2)                                 any relevant tax that would not have been imposed but for the fact that the Holder, or the beneficial owner, of the Securities presented such Securities for payment in the Commonwealth of Australia, unless the Holder, or the beneficial owner, was required to present such Securities for payment and it could not have been presented for payment anywhere else;

(3)                                 any relevant tax that would not have been imposed but for the fact that the Holder, or the beneficial owner, of the Securities presented such Securities for payment more than 30 days after the date such payment became due and was provided for, whichever is later, except to the extent that the Holder or beneficial owner would have been entitled to the additional amounts on presenting such Securities for payment on any day during that 30 day period;

(4)                                 any relevant tax that is an estate, inheritance, gift, sale, transfer, personal property or similar tax;

(5)                                 any relevant tax which is payable otherwise than by withholding or deduction;

(6)                                 any relevant tax that would not have been imposed if the Holder, or the beneficial owner, of the Securities complied with the Company’s request to provide information concerning his, her or its nationality, residence or identity or to make a declaration, claim or filing or satisfy any requirement for information or reporting that is required to establish the eligibility of the Holder, or the beneficial owner, of the Securities to receive the relevant payment without (or at a reduced rate of) withholding or deduction for or on account of any such relevant tax;

(7)                                 any relevant tax that would not have been imposed but for the Holder, or the beneficial owner, of the Securities being an associate of the Company for purposes of section 128F(6) of the Income Tax Assessment Act 1936 of the Commonwealth of Australia (the “Australian Tax Act”);

(8)                                 any relevant tax that is imposed or withheld as a consequence of a determination having been made under Part IVA of the Australian Tax Act (or any modification thereof or provision substituted therefor) by the Australian Commissioner of Taxation that such relevant tax is payable in circumstances where the Holder, or the beneficial owner, of the Securities is a party to or participated in a scheme to avoid such relevant tax which the Company was not a party to;

(9)                                 any relevant tax that is imposed pursuant to European Council Directive 2003/48/EC (the “Directive”) or any law implementing or complying with, or introduced in order to conform to, such Directive, or any agreement entered into by a Member State of the European Union with (A) any other state or (B) any relevant, dependent or associated territory of any Member State of the European Union providing for measures equivalent to, or the same as those provided for by such Directive; or

(10)                          any combination of the foregoing.

In addition, the Company will pay no Additional Amounts to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment in respect of the Securities to the extent such payment would, under the laws of the Commonwealth of Australia or any political subdivision or authority of or in the Commonwealth of Australia, be treated as being derived or received for tax purposes by a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to Additional Amounts had it been the Holder of the Securities.

(b)           Any reference in this Indenture or any indenture supplemental hereto to principal or interest shall be deemed to also refer to any Additional Amount that may be payable under this Section 9.8.”

ARTICLE III
MISCELLANEOUS

Section 3.01          Integral Part; Effect of Supplement on Indenture.  This First Supplemental Indenture constitutes an integral part of the Indenture.  Except for the amendments and supplements made by this First Supplemental Indenture, the Base Indenture shall remain in full force and effect as executed.

Section 3.02          Adoption, Ratification and Confirmation.  The Indenture, as supplemented by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 3.03          Trustee Not Responsible for Recitals. The recitals in this First Supplemental Indenture shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or adequacy of this First Supplemental Indenture.

Section 3.04          Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one instrument.

Section 3.05          Separability.  In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.06          Governing Law.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Trustee have executed this First Supplemental Indenture as of the date first above written.

WESTPAC BANKING CORPORATION

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title: